Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Common Units Representing Limited Partner Interests

in

OCI PARTNERS LP

at

$11.00 Net Per Common Unit

by

OCIP Holding II LLC

a wholly owned subsidiary of

OCI N.V.

The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on July 2, 2018, unless the Offer is extended.

June 4, 2018

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 4, 2018 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by OCIP Holding II LLC (“Holding II”), a Delaware limited liability company and a wholly owned subsidiary of OCI N.V., a Dutch public limited company (“Parent” and together with Holding II, “OCI”), to purchase all outstanding common units representing limited partner interests (the “Units”) in in OCI Partners LP, a Delaware limited partnership (“OCIP”), not currently held by OCI or its affiliates, at a price of $11.00 per Unit, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

We are (or our nominee is) the holder of record of the Units held for your account. A tender of such Units can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Units held by us for your account.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Units held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1. The tender price is $11.00 per Unit, net to the seller in cash without interest.

2. The Offer is being made for all outstanding Units.

3. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on July 2, 2018, unless the Offer is extended.

4. The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to 5:00 p.m., New York City time, on July 2, 2018 (the “Expiration Date,” unless OCI shall have extended the period during which the Offer is open, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by OCI, shall expire) sufficient Units such that, following the closing of the Offer, OCI and its affiliates own at least 78,297,832 Units, representing greater than 90% of the outstanding Units (the “Minimum Tender Condition”). The Offer is also subject to the other conditions described in the section of the Offer to Purchase entitled The Offer—Conditions to the Offer.

5. Tendering holders of Units whose Units are registered in their own name and who tender directly to Computershare Trust Company, N.A. (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Units by OCI pursuant to the Offer. However, U.S. federal backup withholding tax at a rate of 24% may be required, unless an exemption is available or unless a holder’s tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

6. Notwithstanding any other provision of the Offer, payment for Units accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal or (b) a confirmation of a book-entry transfer of such Units (a “Book-Entry Confirmation”) with the Depositary’s account at The Depositary Trust Company (an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal will be sufficient for these purposes). Accordingly, tendering holders may be paid at different times depending upon when certificates for Units or Book-Entry Confirmations with respect to Units are actually received by the Depositary. Under no circumstances will interest on the purchase price of the tendered Units be paid by OCI, regardless of any extension of the Offer or any delay in making such payment.

The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Units. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Units in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish to have us tender any or all of the Units held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Units, all such Units will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date (as defined in the Offer to Purchase).

Instructions with respect to the

Offer to Purchase for Cash

All Outstanding Common Units Representing Limited Partner Interests

in

OCI Partners LP

by

OCIP Holding II LLC

a wholly owned subsidiary of

OCI N.V.

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated June 4, 2018, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by OCIP Holding II LLC (“Holding II”), a Delaware limited liability company and a wholly owned subsidiary of OCI N.V., a Dutch public limited company (“Parent” and together with Holding II, “OCI”), to purchase all outstanding common units representing limited partner interests (the “Units”) in OCI Partners LP, a Delaware limited partnership (“OCIP”), not currently held by OCI or its affiliates, at a price of $11.00 per Unit, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

This will instruct you to tender to OCI the number of Units indicated below (or, if no number is indicated below, all Units) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Units to be Tendered*:

SIGN HERE:

Account No.:

Signature(s):

Dated:

Print Name(s):

Address(es):

Area Code and Telephone Number:

Tax Identification or Social Security Number:
*	Unless otherwise indicated, it will be assumed that all Units held by us for your account are to be tendered.